UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2004

BOSTON LIFE SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-6533	87-0277826
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 Newbury Street, 5th Floor

Boston, Massachusetts 02116

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number: (617) 425-0200

Item 5. Other Events

Boston Life Sciences, Inc. (the “Company”) common stock is traded on the NASDAQ SmallCap Market. Under NASDAQ Marketplace Rule 4310(c)(4), for continued inclusion in the NASDAQ SmallCap Market, the Company must maintain a minimum closing bid price of $1.00 per share of its common stock. On August 9, 2004, the Company received a letter from the NASDAQ Stock Market (the “NASDAQ Letter”) indicating that for 30 consecutive trading days the bid price for the Company’s common stock had closed below the $1.00 per share minimum. Pursuant to applicable NASDAQ rules, the Company has been provided a 180 day grace period until February 7, 2005 to regain compliance by having the bid price of its common stock close at $1.00 per share or more for a minimum of 10 consecutive business days. Under the current NASDAQ rules, if the stock price does not satisfy the $1.00 per share minimum bid price requirement by February 7, 2005, the Company may also be granted an additional 180 day grace period to regain compliance if the Company meets the other required initial listing criteria under NASDAQ Marketplace Rule 4310(c). Thereafter, if the Company has not regained compliance within the second 180 day compliance period, but satisfies NASDAQ’s initial inclusion criteria, it may be afforded an additional compliance period, up to its next shareholder meeting, provided the Company commits to take certain actions as set forth in the applicable NASDAQ Marketplace Rules. If the Company is not able to regain compliance with the NASDAQ Marketplace Rule 4310(c)(4) within the time periods provided under the applicable NASDAQ Martketplace Rules, or the Company fails to meet the other financial conditions under the NASDAQ Marketplace rules, the Company’s common stock could be delisted from NASDAQ SmallCap Market. The Company plans to take all reasonable actions within its control to maintain its listing on the NASDAQ SmallCap Market. If, despite these actions, the Company’s common stock were to be delisted from the NASDAQ SmallCap Market, the Company would probably seek to have its shares traded on the Over-the-Counter (OTC) Bulletin Board, an electronic, screen-based trading system operated by the National Association of Securities Dealers, Inc. Securities traded on the OTC Bulletin Board are, for the most part, thinly traded and generally are not subject to the level of regulation imposed on securities listed or traded on the NASDAQ SmallCap Market or on a national securities exchange. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of the Company’s common stock. Any such delisting could also impair the Company’s ability to raise capital.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOSTON LIFE SCIENCES INC.

Date: August 10, 2004	By:	/s/ Joseph Hernon
	Name:	Joseph Hernon
	Title:	Chief Financial Officer and Secretary